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[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
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                            MAXXAM INC.
        (Name of Registrant as Specified in Its Charter)


       AS YOU SOW FOUNDATION, JILL RATNER, THOMAS W. LITTLE
           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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      The Rose Foundation for Communities and the Environment
                   6008 College Avenue, Suite 10
                    Oakland, California   94618


March 31, 1997

Dear Fellow MAXXAM Inc. Shareholder:

     As co-sponsors of a proposal to MAXXAM Inc. shareholders that will be considered at the upcoming annual shareholder meeting, we would very much like to meet with you to discuss that proposal. (A copy of our preliminary proxy statement is attached.) Our proposal asks the company to:

     * Become a willing seller of its Headwaters Forest properties, seeking to sell or trade all Company properties within the 60,000 acre Headwaters Forest area in northern California, to a government agency or conservation organization, for appropriate consideration, which may include relief from potential financial liabilities related to pending litigation (sometimes called debt-for-nature) in a manner consistent with sound tax planning.

     We would also like meet with you to discuss two independent candidates we have nominated for election to the MAXXAM Inc. Board as Common Directors: Judge William A. Newsom (ret'd) and Mr. Richard D. Baum. Under the provisions of the MAXXAM Inc. Certificate of Incorporation, only common stock can be voted in election of these two directors. Both Judge Newsom and Mr. Baum are committed to protecting the interests of MAXXAM Inc. common stockholders. Short biographies of these two independent nominees are attached.

     Why do we believe that shareholder action is needed to protect our MAXXAM Inc. investment?

     * MAXXAM posted losses in three of the past five years:
$7.3 million in 1992, over $600 million in 1993, and over $122 million in 1994. In the final quarter, 1996, MAXXAM lost money again: $5.1 million in just three months.

     * The FDIC asserts that MAXXAM president and CEO Charles Hurwitz engaged in a "pattern of deceptive financial reporting and balance sheet manipulation" in operating United Savings Association of Texas, an S&L in which the Company had a significant investment position (Complaint, FDIC v. Hurwitz, paragraph 16, filed August 2, 1995 in the United States District Court for the Southern District of Texas, Houston Division), seeking damages in excess of $250,000,000.

     * MAXXAM faces hundreds of millions, possibly billions of dollars in potential liability in two other legal actions based on MAXXAM's alleged role in the failure of the savings and loan, United Savings Association of Texas.

     * On February 10, 1996, the California Public Employee Retirement System, MAXXAM's second largest institutional investor with 318,400 shares, warned management not to log the Company's old-growth holdings, or it would risk being "perceived as a pariah (in the market), unable to easily raise new capital when needed."

     We believe that these problems depress the value of your MAXXAM investment. In our view, it seems clear that MAXXAM common shareholders need strong representation on MAXXAM's board to protect the value of that investment.

     Moreover, as we see it, many of MAXXAM's problems stem from ownership of Headwaters Forest. In our view, the Headwaters controversy wastes Company resources, depresses stock values, reduces access to credit and threatens MAXXAM's long-term success.

     * Over the past decade, Maxxam's Headwaters Forest holdings have triggered 14 lawsuits, countless protests and a recent boycott of old-growth redwood lumber.

     * In 1995, logging operations in one of Headwaters Forest's six old-growth groves were blocked by federal court order after protracted litigation -- costing $1,110,344 in plaintiffs' attorneys' fees above and beyond fees paid directly by MAXXAM and its subsidiary, Pacific Lumber. Although the Company persisted in litigating this costly case all the way to the U.S. Supreme Court, the injunction still stands, rendering commercial value of this prime grove highly uncertain.

     * On October 24, 1996, Standard and Poor's lowered its rating on certain MAXXAM bonds from B+ to B. Relevant factors included obstacles facing a pending government land swap for part of Headwaters Forest.

     Along with the other co-sponsor of the "willing seller" proposal, we believe it is time for MAXXAM to end the Headwaters controversy by selling or trading all 60,000 acres of Headwaters
 Forest.

     In our view, MAXXAM can settle all of its potential financial liabilities in the pending savings-and-loan-related cases by transferring portions of Headwaters Forest to the government agencies asserting the claims.

     Some people call this a debt-for-nature settlement. We believe a debt-for-nature settlement is in the shareholders' best interest, as it could resolve hundreds of millions, if not billions of dollars in potential S&L liabilities, and end the long-standing Headwaters controversy at the same time.

     Please feel free to call us at (510) 658-0702 if you have any questions. We will be calling within a few days to try to find a convenient time for you to meet with us to discuss these important matters affecting your MAXXAM Inc. investment. Thank you for your consideration.

Sincerely,


/s/ Jill Ratner                         /s/ Thomas W. Little
Jill Ratner, President             Thomas W. Little, Executive
Director

The following may be deemed to be "participants" in this solicitation: As
You Sow Foundation, owner of 100 shares of MAXXAM Inc. common stock, the Rose Foundation for Communities and the Environment, which does not own any MAXXAM Inc. stock, and Jill Ratner and Thomas W. Little, president and executive director, respectively, of the Rose Foundation, who own 100 shares of MAXXAM Inc. common stock as tenants in common; Ms. Ratner also owns 50 shares as an individual.

Independent MAXXAM Inc. Common Director Nominees

     William A. Newsom, age 63, is a retired Associate Justice of the California Court of Appeal and president of Newsom Associates in San Francisco, California. He is also trust administrator of the Gordon Getty Family Trust, a trustee of Ronald Family Trust A, and a director of the Conservation Corporation, Johannesburg, South Africa. He holds a Master of Arts degree and Juris Doctor degree from Stanford University. Judge Newsom owns 100 shares of MAXXAM common stock.

* * *

     Richard D. Baum, age 50, is president and chief executive officer of Care West Insurance Company in Rocklin, California, and a trustee of the San Francisco Culinary, Bartenders and Service Employees Pension Trust Fund, Welfare Fund, Education Fund and Legal Fund. He has served as Chief Deputy Insurance Commissioner for the State of California; Trustee of Executive Life Insurance Company in rehabilitation and liquidation; and Senior Vice President for Administration of Amfac, Inc., supervising transition activities in connection with merger of
Amfac, Inc. into JMB Realty Corporation.   He holds a Master of
Arts degree from the State University of New York at Albany and the degree of Juris Doctor from George Washington University, Washington, DC. Mr. Baum owns 50 shares of MAXXAM common stock.